UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 2, 2018

ENLINK MIDSTREAM, LLC

(Exact name of registrant as specified in its charter)

DELAWARE	001-36336	46-4108528
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1722 ROUTH STREET, SUITE 1300 DALLAS, TEXAS	75201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (214) 953-9500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Officer Appointments

On January 2, 2018, the Board of Directors (the “Manager Board”) of EnLink Midstream Manager, LLC (the “Manager”), the managing member of EnLink Midstream, LLC (“ENLC”), appointed Mr. Barry E. Davis to Executive Chairman of the Manager, Mr. Michael J. Garberding to President and Chief Executive Officer of the Manager, and Mr. Eric D. Batchelder to Executive Vice President and Chief Financial Officer of the Manager, in each case, effective as of January 2, 2018.  Additionally, the Board of Directors (the “Company Board”) of EnLink Midstream GP, LLC (the “Company”), the general partner of EnLink Midstream Partners, LP (together with its affiliates, the “Partnership”), appointed Mr. Barry E. Davis to Executive Chairman of the Company, Mr. Michael J. Garberding to President and Chief Executive Officer of the Company, and Mr. Eric D. Batchelder to Executive Vice President and Chief Financial Officer of the Company, in each case, effective as of January 2, 2018.

Barry E. Davis, 56, led the management buyout of the midstream assets of Comstock Natural Gas, Inc. in December 1996, which transaction resulted in the formation of the Partnership’s predecessor. Mr. Davis has served as Chairman and Chief Executive Officer since June 2016 and, between the formation of the Partnership and June 2016, he served as President and Chief Executive Officer.  Mr. Davis has served as a director since the Partnership’s initial public offering in December 2002. Mr. Davis was President and Chief Operating Officer of Comstock Natural Gas and founder of Ventana Natural Gas, a gas marketing and pipeline company that was purchased by Comstock Natural Gas. Mr. Davis started Ventana Natural Gas in June 1992. Prior to starting Ventana, he was Vice President of Marketing and Project Development for Endevco, Inc. Before joining Endevco, Mr. Davis was employed by Enserch Exploration in the marketing group. Mr. Davis holds a B.B.A. in Finance from Texas Christian University. Mr. Davis also serves as a director for the Manager. Mr. Davis’s leadership skills and experience in the midstream natural gas industry, among other factors, led the Manager Board to conclude that he should serve as Executive Chairman of the Manager Board.

Michael J. Garberding, 48, joined the Company in February 2008. Mr. Garberding assumed the role of President and Chief Financial Officer in September 2016, Executive Vice President and Chief Financial Officer in January 2013, and Senior Vice President and Chief Financial Officer in August 2011. Mr. Garberding previously led the finance and business development organization for the Company. Mr. Garberding has 25 years of experience in finance and accounting. From 2002 to 2008, Mr. Garberding held various finance and business development positions at TXU Corporation, including assistant treasurer. In addition, Mr. Garberding worked at Enron North America as a Finance Manager and Arthur Andersen LLP as an Audit Manager. He received his Master of Business Administration from the University of Michigan in 1999 and his B.B.A. in Accounting from Texas A&M University in 1991.  Mr. Garberding was selected to serve as a director due to, among other factors, his accounting and financial experience, his leadership skills, and his experience in the midstream industry.

Eric D. Batchelder, 46, joined the Company on January 2, 2018.  Prior to joining the Company, Mr. Batchelder served as Managing Director, Energy Investment Banking at RBC Capital Markets, LLC (“RBC”) from August 2012 to December 2017. At RBC, Mr. Batchelder was responsible for maintaining key client relationships, strategic planning, and business development efforts for the bank’s midstream energy advisory business.  Previously, Mr. Batchelder spent 10 years at Goldman Sachs & Co. where he advised on several high-profile deals, including the approximately $10 billion sale of Southern Union Co. to Energy Transfer Equity and the $1.35 billion sale of Koch Industries Natural Gas Liquids Business to ONEOK. Prior to that, he spent seven years at Arthur Andersen LLP. Mr. Batchelder has over 15 years of strategic M&A and capital markets experience in the energy sector.  Mr. Batchelder is a Certified Public Accountant. He earned a Bachelor of Arts in economics from Middlebury College, a Master of Science in professional accounting from the University of Hartford, and a Master of Business Administration from the Tuck School of Dartmouth College.

As noted above, Mr. Batchelder was formerly an employee of RBC.  As previously disclosed by the Partnership, the Partnership and RBC, along with several other sales agents, are parties to an Equity Distribution Agreement, dated as of August 3, 2017, pursuant to which the Partnership may sell up to $600 million of its common units representing limited partner interests from time to time through an “at the market” equity offering program.  Such sales agents are entitled to compensation of up to 2% of the gross sales price of the common units sold through the applicable sales agent from time to time.  On May 4, 2017, as previously disclosed by the Partnership, the Partnership entered into an Underwriting Agreement with certain underwriters, including RBC, pursuant to which the Partnership issued and sold in an underwritten public offering $500 million aggregate principal amount of its 5.450% senior notes due 2047.  In addition, since February 20, 2014, an affiliate of RBC has acted as a co-documentation agent and a lender under the Partnership’s previously disclosed $1.5 billion revolving credit facility (the “Partnership’s Credit Facility”).  Since March 7, 2014, an affiliate of RBC has acted as a co-documentation agent and a lender under ENLC’s previously disclosed $250 million revolving credit facility, including a $125 million letter of credit subfacility (the “ENLC Credit Facility” and, together with the Partnership’s Credit Facility, the “Credit Facilities”).  Loans made to the Partnership or ENLC, as applicable, since the beginning of the last fiscal year under the Credit Facilities were made in the ordinary course of business, on substantially the same terms (including interest rates and collateral, as applicable) as those prevailing at the time for comparable loans with persons not related to the lenders, and did not involve more than the normal risk of collectability or present other unfavorable features.  Mr. Batchelder did not have a material monetary interest in the foregoing transactions.

Officer Compensation

In connection with his appointment as Executive Chairman of the Company and the Manager, the Company Board and the Manager Board (as applicable) approved the following actions with respect to Mr. Davis’s compensation, in each case, effective as of January 2, 2018 unless otherwise noted: (1) reducing his base salary from an annual rate of pay of $695,000 to $525,000; (2) reducing his target percentage for the short-term incentive program (the “STI Program”) from 125% to 95%; (3) granting a restricted incentive unit award with a vesting commencement date of January 1, 2018 under the EnLink Midstream GP, LLC Long-Term Incentive Plan (As Amended and Restated in 2016) (the “GP LTIP”) and a restricted incentive unit award with a vesting commencement date of January 1, 2018 under the EnLink Midstream, LLC 2014 Long-Term Incentive Plan (the “ENLC LTIP”), in each case, in an amount equal to $750,000 and that will include vesting provisions based upon the expiration of a three-year vesting period; and (4) granting a restricted incentive unit award with a performance period beginning on January 1, 2018 under the GP LTIP and a restricted incentive unit award with a performance period beginning on January 1, 2018 under the ENLC LTIP, in each case, in an amount equal to $750,000 and that will include vesting provisions based upon the achievement of specified performance goals.  The performance goal and vesting terms of the restricted incentive unit awards are consistent with the awards made in the fiscal year ended December 31, 2016 to the Company’s and the Manager’s named executive officers, as disclosed in each of the Partnership’s annual report on Form 10-K (the “Partnership 2017 10-K”) and ENLC’s annual report on Form 10-K (the “ENLC 2017 10-K”, and, together with the Partnership 2017 10-K, the “2017 10-Ks”), respectively, each filed with the Securities and Exchange Commission on February 15, 2017.  A description of the STI Program is provided in each of the 2017 10-Ks.  Each of the Compensation Committee of the Company Board and the Governance and Compensation Committee of the Manager Board recommended that the applicable Board approve the foregoing appointment and compensation changes.

In connection with his appointment as President and Chief Executive Officer of the Company and the Manager, the Company Board and the Manager Board (as applicable) approved the following actions with respect to Mr. Garberding’s compensation, in each case, effective as of January 2, 2018 unless otherwise noted: (1) increasing his base salary from an annual rate of pay of $500,000 to $650,000; (2) increasing his target percentage for the STI Program from 90% to 100%; (3) granting a restricted incentive unit award with a vesting commencement date of January 1, 2018 under the GP LTIP and a restricted incentive unit award with a vesting commencement date of January 1, 2018 under the ENLC LTIP, in each case, in an amount equal to $875,000 and that will include vesting provisions based upon the expiration of a three-year vesting period; and (4) granting a restricted incentive unit award with a performance period beginning on January 1, 2018 under the GP LTIP and a restricted incentive unit award with a performance period beginning on January 1, 2018 under the ENLC LTIP, in each case, in an amount equal to $875,000 and that will include vesting provisions based upon the achievement of specified performance goals.  The performance goal and vesting terms of the restricted incentive unit awards are consistent with the awards made in the fiscal year ended December 31, 2016 to the Company’s and the Manager’s named executive officers, as disclosed in the 2017 10-Ks. A description of the STI Program is provided in each of the 2017 10-Ks.  Each of the Compensation Committee of the Company Board and the Governance and Compensation Committee of the Manager Board recommended that the applicable Board approve the foregoing appointment and compensation changes.

In addition, on January 2, 2018, Mr. Garberding and a subsidiary of the Partnership entered into an agreement (the “Amended Agreement”) that amends and restates Mr. Garberding’s prior change in control agreement, which is materially consistent with the form of change in control agreement described in the 2017 10-Ks that the Manager Board previously approved.  The Amended Agreement is materially consistent with Mr. Garberding’s prior change in control agreement except that the multiple used to determine the cash severance amount that would be payable to Mr. Garberding upon a qualifying termination during the period that begins 120 days prior to a change in control (as defined in the Amended Agreement) and ends 24 months following a change in control was increased from 2x to 3x.  The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Form of Amended and Restated Change in Control Agreement, which is filed as Exhibit 10.12 to the ENLC 2017 10-K and incorporated herein by reference (the “Form of Change in Control Agreement”).

In connection with his appointment as Executive Vice President and Chief Financial Officer of the Company and the Manager, the Company Board and the Manager Board (as applicable) approved the following with respect to Mr. Batchelder’s compensation, in each case, effective as of January 2, 2018 unless otherwise noted: (1) an annual base salary of $380,000; (2) a target percentage for the STI Program of 90%; (3) a restricted incentive unit award with a vesting commencement date of January 1, 2018 under the GP LTIP and a restricted incentive unit award with a vesting commencement date of January 1, 2018 under the ENLC LTIP, in each case, in an amount equal to $312,500 and that will include vesting provisions based upon the expiration of a three-year vesting period; (4) a restricted incentive unit award with a performance period beginning on January 1, 2018 under the GP LTIP and a restricted incentive unit award with a performance period beginning on January 1, 2018 under the ENLC LTIP, in each case, in an amount equal to $312,500 and that will include vesting provisions based upon the achievement of specified performance goals; and (5) a one-time, new hire restricted incentive unit award with a vesting commencement date of January 1, 2018 under the GP LTIP and a one-time, new hire restricted incentive unit award with a vesting commencement date of January 1, 2018 under the ENLC LTIP, in each case, in an amount equal to $200,000 and that will include vesting provisions based upon the expiration of a three-year vesting period.  The performance goal and vesting terms of the restricted incentive unit awards are consistent with the awards made in the fiscal year ended December 31, 2016 to the Company’s and the Manager’s named executive officers, as disclosed in the 2017 10-Ks.  A description of the STI Program is provided in each of the 2017 10-Ks.  Each of the Compensation Committee of the Company Board and the Governance and Compensation Committee of the Manager Board recommended that the applicable Board approve the foregoing appointment and compensation changes.

In addition, on January 2, 2018, Mr. Batchelder and a subsidiary of the Partnership entered into each of a severance agreement and a change in control agreement, which, in each case, is materially consistent with the form of severance agreement and the form of change in control agreement described in the 2017 10-Ks that the Manager Board previously approved.  The foregoing description of the severance agreement and the change in control agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Form of Amended and Restated Severance Agreement, which is filed as Exhibit 10.11 to the ENLC 2017 10-K, and the Form of Change in Control Agreement, respectively, each of which is incorporated herein by reference.

Director Appointments

On January 2, 2018, in its capacity as the sole member of the Manager and pursuant to the First Amended and Restated Limited Liability Company Agreement of the Manager, as amended to date, Devon Gas Services, L.P. appointed each of Mr. Garberding and R. Alan Marcum to the Manager Board and appointed Mr. Davis to serve as Executive Chairman of the Manager Board whereas Mr. Davis previously served as Chairman of the Manager Board.

Additionally, on January 2, 2018, in its capacity as the sole member of the Company and pursuant to the Third Amended and Restated Limited Liability Company Agreement of the Company, as amended to date, EnLink Midstream, Inc. (“EMI”) and the Company Board increased the size of the Company Board from 11 to 13 members and appointed each of Mr. Garberding and Mr. Marcum to the Company Board and appointed Mr. Davis to serve as Executive Chairman of the Company Board whereas Mr. Davis previously served as Chairman of the Company Board.

On January 2, 2018, the Company Board appointed Mr. Garberding to the Pricing Committee of the Company Board.  Mr. Marcum has not been appointed to any committee of the Company Board or the Manager Board and Mr. Garberding has not been appointed to any committee of the Manager Board.

R. Alan Marcum, 51, was elected to the position of Executive Vice President Administration of Devon Energy Corporation (“Devon”) in 2008, and has been with Devon since 1995. Prior to joining Devon, Mr. Marcum was employed by KPMG Peat Marwick as a Senior Auditor. He earned a bachelor’s degree from East Central University, majoring in accounting and finance. Mr. Marcum is a certified public accountant and a member of the Oklahoma Society of Certified Public Accountants.  Mr. Marcum was selected to serve as a director due to his affiliation with Devon, his knowledge of the energy business, and his financial and business expertise.

Directors are reimbursed for out-of-pocket expenses incurred in connection with service on the Company Board and the Manager Board.  Neither Mr. Garberding nor Mr. Marcum will receive separate compensation for his service as a director.

Mr. Marcum is an officer of Devon.  It is possible that conflicts of interest may arise as a result of, among other things, (i) Devon’s interest as the controlling equityholder of ENLC and the Partnership and (ii) the following transactions between Devon (and its affiliates, collectively referred to as “Devon” herein) and ENLC, the Partnership, and their respective affiliates:

Gathering and Processing Agreements

The Partnership conducts business with Devon pursuant to certain gathering and processing agreements.  EnLink Midstream Holdings, LP, a subsidiary of the Partnership (“Midstream Holdings”), was previously a wholly-owned subsidiary of Devon, and all of its assets were contributed to it by Devon. In connection with the consummation of the business combination among subsidiaries of Devon and EMI and certain of its affiliates (the “business combination”), Midstream Holdings entered into gathering and processing agreements with certain subsidiaries of Devon pursuant to which Midstream Holdings provides gathering, treating, compression, dehydration, stabilization, processing and fractionation services, as applicable, for natural gas delivered by Devon to Midstream Holdings gathering systems in the Barnett, Cana-Woodford and Arkoma-Woodford Shales. These agreements provide Midstream Holdings with dedication of all of the natural gas owned or controlled by Devon and produced from or attributable to existing and future wells located on certain oil, natural gas and mineral leases covering lands within the acreage dedications, excluding properties previously dedicated to other natural gas gathering systems not owned and operated by Devon.

Pursuant to the gathering and processing agreements, Devon has committed to deliver specified average minimum daily volumes of natural gas to Midstream Holdings’ gathering systems in the Barnett, Cana-Woodford and Arkoma-Woodford Shales during each calendar quarter for a five-year period following execution. These commitments account for substantially all of Midstream Holdings’ natural gas supply and approximately 11.5% and 14.4% of the Partnership’s combined revenues, or $457.7 million and $611.8 million, for the nine months ended September 30, 2017 and for the year ended December 31, 2016, respectively. Devon is entitled to firm service, meaning that if capacity on a system is curtailed or reduced, or capacity is otherwise insufficient, Midstream Holdings will take delivery of as much Devon natural gas as is permitted in accordance with applicable law.

The gathering and processing agreements are fee-based, and Midstream Holdings is paid a specified fee per MMBtu for natural gas gathered on Midstream Holdings’ gathering systems and a specified fee for natural gas processed. The particular fees, all of which are subject to an automatic annual inflation escalator at the beginning of each year, differ from one system to another and do not contain a fee redetermination clause.

Historical Customer Relationship with Devon

Subsidiaries of the Partnership have historically maintained a customer relationship with Devon pursuant to which certain of its subsidiaries provide gathering, transportation, processing and gas lift services to Devon subsidiaries in exchange for fee-based compensation under several agreements with such Devon subsidiaries. The terms of these agreements vary, but the agreements expire in or before July 2021 and they automatically renew for month-to-month or year-to-year periods unless canceled by Devon prior to expiration. In addition, one of the Partnership’s subsidiaries has agreements with a subsidiary of Devon pursuant to which the Partnership’s subsidiary purchases and sells natural gas liquids (“NGLs”) and pays or receives, as applicable, a margin-based fee. These NGL purchase and sale agreements have month-to-month terms. These historical agreements collectively comprise approximately $56.1 million and $107.2 million, or 1.4% and 2.5%, of the Partnership’s combined revenue for the nine months ended September 30, 2017 and for the year ended December 31, 2016, respectively.

EnLink Oklahoma T.O. Gathering and Processing Agreement with Devon

In January 2016, in connection with the acquisition of EnLink Oklahoma Gas Processing, LP (“EnLink Oklahoma T.O.”), the Partnership and ENLC acquired a Gas Gathering and Processing Agreement with Devon Energy Production Company, L.P. (“DEPC”) pursuant to which EnLink Oklahoma T.O. provides gathering, treating, compression, dehydration, stabilization, processing and fractionation services, as applicable, for natural gas delivered by DEPC. The agreement has a minimum volume commitment that will remain in place during each calendar quarter for five years and an overall term of approximately 15 years. Additionally, the agreement provides EnLink Oklahoma T.O. with a dedication of all of the natural gas owned or controlled by DEPC and produced from or attributable to existing and future wells located on certain oil, natural gas and mineral leases covering land within the acreage dedications, excluding properties previously dedicated to other natural gas gathering systems not owned and operated by DEPC. DEPC is entitled to firm service, meaning a level of gathering and processing service in which DEPC’s reserved capacity may not be interrupted, except due to force majeure, and may not be displaced by another customer or class of service. This agreement accounted for approximately 1.8% and 0.8% of the Partnership’s combined revenues, or $70.4 million and $34.4 million, for the nine months ended September 30, 2017 and for the year ended December 31, 2016.

VEX Arrangement

The Partnership entered into to a five-year minimum transportation volume commitment with Devon related to the Partnership’s Victoria Express Pipeline (“VEX Pipeline”). The agreement containing such minimum volume commitment was executed in June 2014 and the initial term expires July 2019. This agreement accounted for approximately 0.4% and 0.3% of the Partnership’s combined revenues, or $17.6 million and $12.3 million, for the nine months ended September 30, 2017 and for the year ended December 31, 2016, respectively.

Transition Services Agreement

In connection with the consummation of the business combination, a subsidiary of the Partnership entered into a transition services agreement with Devon pursuant to which Devon provides certain services to the Partnership with respect to the business and operations of Midstream Holdings and the Partnership provides certain services to Devon. General and administrative expenses related to the transition services agreement were approximately $0.1 million and $0.3 million for the nine months ended September 30, 2017 and for the year ended December 31, 2016, respectively. The Partnership received such amounts from Devon under the transition services agreement.

GCF Agreement

In connection with the consummation of the business combination, a subsidiary of the Partnership entered into an agreement with a wholly-owned subsidiary of Devon pursuant to which Devon agreed, from and after the closing of the business combination, to hold for the benefit of Midstream Holdings the economic benefits and burdens of Devon’s 38.75% general partner interest in Gulf Coast Fractionators in Mont Belvieu, Texas. This agreement contributed approximately $8.5 million and $3.4 million to the Partnership’s income from unconsolidated affiliate investment for the nine months ended September 30, 2017 and for the year ended December 31, 2016, respectively.

Lone Camp Gas Storage Agreement

In connection with the consummation of the business combination, a subsidiary of the Partnership entered into an agreement with a wholly-owned subsidiary of Devon under which it provides gas storage services at its Lone Camp storage facility. Under this agreement, the wholly-owned subsidiary of Devon will reimburse the Partnership for the expenses it incurs in providing the storage services. The gas storage agreement accounted for no revenue for the nine months ended September 30, 2017 and an immaterial amount of revenue in 2016.

Acacia Transportation Agreement

In connection with the consummation of the business combination, a subsidiary of the Partnership entered into an agreement with a wholly-owned subsidiary of Devon pursuant to which the Partnership provides transportation services to Devon on its Acacia line. This agreement accounted for approximately 0.3% and 0.4% of the Partnership’s combined revenues, or $10.4 million and $15.2 million, for the nine months ended September 30, 2017 and for the year ended December 31, 2016, respectively.

Office Leases

In connection with the consummation of the business combination, a subsidiary of the Partnership entered into three office lease agreements with a wholly-owned subsidiary of Devon pursuant to which the Partnership leases office space at Devon’s Bridgeport, Oklahoma City and Cresson office buildings. Rent payable to Devon under these lease agreements is $174,000, $31,000 and $66,000, respectively, on an annual basis.

Tax Sharing Agreement

In connection with the consummation of the business combination, the Partnership, ENLC, and Devon entered into a tax sharing agreement providing for the allocation of responsibilities, liabilities, and benefits relating to any tax for which a combined tax return is due. In 2016, the Partnership incurred approximately $2.2 million in taxes that are subject to the tax sharing agreement.  Through September 30, 2017, the Partnership has recorded a benefit of approximately $260,000 under the tax sharing agreement.

Indemnification Agreements

ENLC has a practice of entering into indemnification agreements (the “Indemnification Agreements”) with each of the Manager’s directors and executive officers (collectively, the “Indemnitees”).  On January 2, 2018, ENLC entered into Indemnification Agreements with each of Messrs. Marcum and Batchelder.  Under the terms of the Indemnification Agreements, ENLC agrees to indemnify and hold each Indemnitee harmless, subject to certain conditions, against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, ERISA excise taxes, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which the Indemnitee is involved, or is threatened to be involved, as a party or otherwise, because the Indemnitee is or was a director, manager or officer of the Manager, or is or was serving at the request of the Manager or ENLC as a manager, managing member, general partner, director, officer, fiduciary, or trustee of another entity, organization or person of any nature.  ENLC has also agreed to advance the expenses of an Indemnitee relating to the foregoing. To the extent that a change in the laws of the State of Delaware permits greater indemnification under any statute, agreement, organizational document or governing document than would be afforded under the Indemnification Agreements as of the date of the Indemnification Agreements, the Indemnitee shall enjoy the greater benefits so afforded by such change.

The foregoing description of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the Form of Indemnification Agreement, the form of which is filed as Exhibit 10.7 to the ENLC 2017 10-K, and which is incorporated herein by reference.

Officer Resignation

On January 2, 2018, Mr. Steve J. Hoppe, Executive Vice President/Business Unit President, notified Mr. Davis of his resignation from the Manager and the Company, which will be effective as of January 5, 2018.

Item 7.01.      Regulation FD Disclosure.

On January 3, 2018, ENLC issued a press release announcing the appointments and resignation described in Item 5.02 of this Current Report on Form 8-K.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached exhibit shall be deemed to be furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 9.01.                                        Financial Statements and Exhibits.

(d)           Exhibits.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached exhibit shall be deemed to be furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act.

EXHIBIT NUMBER		DESCRIPTION

99.1	—	Press Release dated January 3, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENLINK MIDSTREAM, LLC

	By:	EnLink Midstream Manager, LLC,
its Managing Member

Date: January 3, 2018	By:	/s/ Michael J. Garberding
Michael J. Garberding
President and
Chief Executive Officer